Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion by reference in the Registration Statements on Form F-3 (File No. 333-252688) and on Form S-8 (File No. 333-255251) of our report dated February 12, 2024, relating to the audit of the consolidated balance sheets of Metalpha Technology Holding Limited (the “Company”) as of March 31, 2023, and the related consolidated statements of profit or loss and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”), which appears in this Form 20-F filed by the Company with the U.S. Securities Exchange Commission on February 12, 2024.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 12, 2024	Certified Public Accountants
PCAOB ID No.1171